                                                                      Appendix A



















                                   CICERO BANK

                              Financial Statements

                                December 31, 1995

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



The Board of Directors and Stockholders
Cicero Bank:


We have audited the accompanying balance sheet of Cicero Bank as of December 31, 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cicero Bank at December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in the notes to the financial statements, the Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of Loan - Income Recognition and Disclosures, in 1995.

As discussed in Note 9 to the Financial Statements, in April 1993, the Bank received a Memorandum of Understanding (MOU) from the Federal Deposit Insurance Corporation (FDIC) and the State of New York Banking Department (NYSBD) which required the Bank, within specified time periods, to take action on thirteen provisions as specified in the MOU. At December 31, 1995, the Bank has not fully satisfied the following provisions of the MOU: development of a financial plan and revision of the lending policies. As there are still instances of noncompliance, the FDIC and NYSBD may take further supervisory actions as they deem appropriate.


/S/ KPMG Peat Marwick LLP

March 15, 1996

                                   CICERO BANK

                                  Balance Sheet

                                December 31, 1995

                              Assets
                              ------

Cash and due from banks                                                                            $        1,047,294
Interest-bearing deposits in other financial institutions                                                     657,578
Federal funds sold                                                                                            475,000
                                                                                                   ------------------

                                                                                                            2,179,872

Securities available-for-sale, at fair value                                                                6,057,815
Securities held-to-maturity, fair value of $2,038,906                                                       1,950,675

Loans receivable, net                                                                                      15,360,588

Accrued interest receivable                                                                                   238,161
Equipment and leasehold improvements, net                                                                     198,310
Other assets                                                                                                  150,314
                                                                                                   ------------------

              Total assets                                                                         $       26,135,735
                                                                                                   ==================

     Liabilities and Stockholders' Equity
     ------------------------------------
Deposits:
     Non interest-bearing                                                                                   2,971,817
     Interest bearing (time deposits of $100,000 or more
         totaled $1,995,000)                                                                               18,351,637
                                                                                                   ------------------

              Total deposits                                                                               21,323,454

Accrued interest payable and other liabilities                                                                136,797
                                                                                                   ------------------

              Total liabilities                                                                            21,460,251
                                                                                                   ------------------

Commitments and contingencies (notes 7, 9 and 10)

Stockholders' equity:
     Common stock, $10 par value; authorized 450,000
         shares; issued and outstanding 225,000 shares                                                      2,250,000
     Additional paid-in capital                                                                             2,250,000
     Retained earnings                                                                                        162,378
     Net unrealized gain on securities, net of taxes                                                           13,106
                                                                                                   ------------------

              Total stockholders' equity                                                                    4,675,484
                                                                                                   ------------------

              Total liabilities and stockholders' equity                                           $       26,135,735
                                                                                                   ==================

See accompanying notes to financial statements.

                                   CICERO BANK

                             Statement of Operations

                          Year ended December 31, 1995

Interest income:
     Loans receivable                                                                              $        1,584,324
     Securities                                                                                               462,300
     Federal funds sold and other interest bearing deposits                                                    61,127
                                                                                                     ----------------
              Total interest income                                                                         2,107,751
                                                                                                     ----------------
Interest expense on deposits                                                                                  872,889
                                                                                                     ----------------
              Net interest income                                                                           1,234,862

Provision for loan losses                                                                                     427,500
                                                                                                     ----------------
              Net interest income after provision for loan losses                                             807,362
                                                                                                     ----------------
Other income:
     Service charges on deposit accounts                                                                       88,973
     Credit card fee income                                                                                    54,045
     Other                                                                                                     26,389
                                                                                                     ----------------
              Total other income                                                                              169,407
                                                                                                     ----------------
                                                                                                              976,769
                                                                                                     ----------------
Other expenses:
     Salaries and employee benefits                                                                           589,998
     Occupancy                                                                                                236,796
     Equipment                                                                                                 79,227
     Service fees                                                                                              79,308
     Directors' fees                                                                                           24,250
     Other outside services                                                                                    55,209
     Regulatory assessments                                                                                    31,400
     Professional fees                                                                                        144,280
     Advertising and marketing                                                                                 26,266
     Office supplies                                                                                           40,015
     Postage and shipping                                                                                      28,390
     Other                                                                                                    100,470
                                                                                                     ----------------
              Total other expenses                                                                          1,435,609
                                                                                                     ----------------
              Loss before income taxes                                                                       (458,840)

Income taxes                                                                                                   31,486
                                                                                                     ----------------
              Net loss                                                                             $         (490,326)
                                                                                                     ================

Net loss per common share                                                                          $          (2.20)
                                                                                                     ================

See accompanying notes to financial statements.

                                   CICERO BANK

                  Statement of Changes in Stockholders' Equity

                          Year ended December 31, 1995


                                                                                               Net unrealized
                                                            Additional                              gain
                                            Common           paid-in            Retained         (loss) on
                                             stock           capital            earnings         securities         Total
                                             -----           -------            --------         ----------         -----
  Balance at January 1, 1995          $     2,250,000         2,250,000          652,704          (179,245)       4,973,459

  Change in net unrealized gain
     (loss) on securities available-
     for-sale, net of taxes
     of $99,077                                    -                 -                -            192,351          192,351

  Net loss                                         -                 -          (490,326)               -          (490,326)
                                        -------------     -------------    -------------     -------------    -------------

  Balance at December 31, 1995       $      2,250,000         2,250,000          162,378            13,106        4,675,484
                                        =============     =============    =============     =============    =============



  See accompanying notes to financial statements.

                                   CICERO BANK

                             Statement of Cash Flows

                          Years ended December 31, 1995


Cash flows from operating activities:
     Net loss                                                                                      $         (490,326)
     Adjustments to reconcile net loss to net cash provided
         by  operating activities:
              Depreciation and amortization                                                                    51,637
              Deferred income taxes                                                                            61,868
              Provision for loan losses                                                                       427,500
              Amortization of premiums and discounts, net                                                      45,558
              Increase in accrued interest receivable and other assets                                        (83,925)
              Increase in accrued interest payable and other liabilities                                       19,257
                                                                                                     ----------------

                 Net cash provided by operating activities                                                     31,569
                                                                                                     ----------------

Cash flows from investing activities:
     Proceeds from maturities of securities available-for-sale                                              2,600,000
     Purchases of securities available-for-sale                                                            (2,946,485)
     Purchase of securities held-to-maturity                                                                 (499,922)
     Purchases of equipment and leasehold improvements,
         net of disposals                                                                                      (1,666)
     Net decrease in loans receivable                                                                         539,634
                                                                                                     ----------------
                 Net cash used in investing activities                                                       (308,439)
                                                                                                     ----------------
Cash flows from financing activities:
     Net increase in deposits                                                                                 604,431
                                                                                                     ----------------
                 Net cash provided by financing activities                                                    604,431
                                                                                                     ----------------
              Net increase in cash and cash equivalents                                                       327,561

Cash and cash equivalents, beginning of year                                                                1,852,311
                                                                                                     ----------------
Cash and cash equivalents, end of year                                                             $        2,179,872
                                                                                                     ================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid (refund) during the year for:
         Interest                                                                                             867,000

         Income taxes                                                                                          (2,193)


See accompanying notes to financial statements.

                                   CICERO BANK

                          Notes to Financial Statements

                           December 31, 1995 and 1994


 (1)   Summary of Significant Accounting Policies
       ------------------------------------------

       Organization
       ------------

       Cicero Bank (Bank) is a commercial bank chartered by the State of New
           York Banking Department. The Bank commenced operations on September 26, 1989 and primarily serves the banking needs of the Town of Cicero and its surrounding communities.

       Basis of Presentation
       ---------------------

       The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

       Certain reclassifications have been made to the prior years financial statements to conform to the current year presentation.

       Cash and Cash Equivalents
       -------------------------

       For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, interest bearing deposits in other financial institutions and federal funds sold.

       Securities
       ----------

       The Bank classifies its debt securities as either available-for-sale or held-to-maturity. Held-to-maturity securities are those debt securities that the Bank has the ability and intent to hold until maturity. All other securities are classified as available-for-sale.

       Available-for-sale securities are recorded at fair value.
           Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

       A decline in the fair value of any available-for-sale or held-to-maturity security that is deemed to be other than temporary results in a charge to earnings and a new cost basis for the security.

       Premiums and discounts are amortized or accreted over the life of the related security and an adjustment to yield using the interest method. Interest income is recognized when earned. Purchases and sales are recorded on a trade date basis with settlement occurring shortly thereafter. Realized gains and losses on securities are included in earnings and are calculated using the specific identification method.


                                        1                            (Continued)

                                   CICERO BANK

                          Notes to Financial Statements


(1)    Summary of Significant Accounting Policies, Continued
       -----------------------------------------------------

       Loans Receivable
       ----------------

       Loans receivable are stated at the principal amount outstanding. Fees and certain direct origination costs related to lending activities are recognized on a basis that approximates the interest method over the lives of the loans.

       Generally, interest income is not recognized on loans which are delinquent over 90 days. Such loans are designated as non-accruing and income is subsequently recognized to the extent management believes, after considering economic and business conditions and collection efforts, the borrower's financial condition warrants accrual.

       Allowance for Loan Losses
       -------------------------
       The allowance for loan losses is maintained at a level which management considers adequate to absorb loan losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation is based upon a continuing review of the loan portfolio which includes many factors, such as identification of adverse situations which may effect the borrower's ability to repay, a review of overall portfolio quality and an assessment of current and future economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination. The allowance for loan losses is increased by provisions charged to income and reduced by charge-offs of loans, net of recoveries.

       Substantially all of the Bank's loan portfolio have been granted to customers in the Bank's market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in this area.

       The Bank adopted the provisions of Statement of Financial Accounting
           Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures in 1995. Management considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the original terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loans observable market price or the fair value of collateral if the loan is collateral dependent. In considering loans for evaluation of impairment, management generally excludes large groups of small balances, homogeneous loans such as residential mortgage loans and consumer loans which are collectively evaluated. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. When a loan is impaired and the future repayment of the recorded balance is doubtful, interest payments received are applied to principal and no interest income is recognized. If the recorded loan balance is expected to be paid, interest income is recognized on a cash basis.

                                        2                            (Continued)

                                   CICERO BANK

                          Notes to Financial Statements


(1)    Summary of Significant Accounting Policies, Continued
       -----------------------------------------------------

Equipment and Leasehold Improvements
- ------------------------------------

       Leasehold improvements and furniture and equipment, are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease or the useful life of the asset, if shorter.


       Income Taxes
       ------------

       Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


       Income Per Share
       ----------------

       Per common share data is computed based upon the weighted average number of common shares outstanding during each period. There are no common stock equivalents that would dilute income per share. The Bank's weighted average shares outstanding for the year ended December 31, 1995 were 225,000.

(2)    Securities
       ----------

       Securities at December 31, 1995 are summarized as follows:

                                                                           Gross             Gross
                                                         Amortized      Unrealized        Unrealized          Fair
                                                           Cost            Gains            Losses            Value
                                                           ----            -----            ------            -----

           Available-for-sale
                U.S. Government
                    obligations                      $    6,037,958         48,914            29,057          6,057,815
                                                      =============     ==========      ============     ==============

           Held-to-maturity:
                U.S. Government
                    obligations                      $    1,950,674         88,232                -           2,038,906
                                                      =============     ==========      ============     ==============



                                        3                           (Continued)

                                   CICERO BANK

                          Notes to Financial Statements


(2)    Securities, Continued
       ---------------------

       The contractual maturity distribution of debt securities as of December 31, 1995 is as follows:

                                                         Securities Available-                Securities Held-
                                                               for-Sale                          to-Maturity
                                                               --------                          -----------
                                                         Amortized         Fair            Amortized          Fair
                                                           Cost            Value             Cost             Value
                                                           ----            -----             ----             -----
         Due in one year or less                   $      2,017,398        2,013,594           499,961          504,375
         Due after one year through
              five years                                  4,020,560        4,044,221         1,450,713        1,534,531
                                                      -------------    -------------   ---------------    -------------

                                                   $      6,037,958        6,057,815         1,950,674        2,038,906
                                                      =============    =============   ===============    =============

       Approximately $2,000,000 of these U.S. Government agency securities have been pledged to secure deposits as required or permitted by law.

       There were no sales of securities in 1995.

(3)    Loans Receivable
       ----------------

       Loans receivable at December 31, 1995 are summarized as follows:


                  Real estate loans                                                    $       4,924,728
                  Commercial loans                                                             6,446,762
                  Consumer loans                                                               4,556,185
                                                                                         ---------------
                                                                                              15,927,675
                  Allowance for loan losses                                                      567,087
                                                                                         ---------------
                               Total loans receivable                                  $      15,360,588
                                                                                         ===============

       The following summarizes the changes in the allowance for loan losses during 1995:


                  Balance at January 1                                                 $      246,591
                  Provision charged to operations                                             427,500
                  Charge-offs                                                                (114,345)
                  Recoveries                                                                    7,341
                                                                                         ------------

                  Balance at December 31                                               $      567,087
                                                                                         ============





                                        4                           (Continued)

                                   CICERO BANK

                          Notes to Financial Statements


(3)    Loans Receivable, Continued
       ---------------------------

       As discussed in note 1, the Bank changed its method of accounting for impairment of loans in 1995 to adopt the provisions of SFAS No. 114. At December 31, 1995, loans that are considered to be impaired totaled $607,038. Included in this amount is $279,735 of impaired loans for which an allowance for loan losses of $252,385 has been provided and $327,303 of impaired loans that as a result of the adequacy of underlying collateral do not require an allowance for loan losses. The average recorded investment in impaired loans during 1995 was $566,485. Interest income recognized on impaired loans was $20,646 in 1995.

       The principal balances of loans not accruing interest are $771,638 at December 31, 1995. Interest foregone due to nonaccruing loans approximated $58,000 for the year ended December 31, 1995.

 (4)   Equipment and Leasehold Improvements
       ------------------------------------

       Equipment and leasehold improvements at December 31, 1995 are summarized as follows:


                  Leasehold improvements                                               $      220,396
                  Furniture and equipment                                                     364,377
                                                                                         ------------
                                                                                              584,773
                  Less accumulated depreciation and
                      amortization                                                            386,463
                                                                                         ------------
                                                                                       $      198,310
                                                                                         ============


(5)    Income Taxes
       ------------

       Total income taxes for the year ended December 31, 1995 were allocated as follows:


                      Income from operations                                           $       31,486
                      Changes in stockholders' equity, for changes
                           in unrealized gain (loss) on securities                             99,077
                                                                                         ------------

                                                                                       $      130,563
                                                                                         ============










                                        5                            (Continued)

                                   CICERO BANK

                   Notes to Consolidated Financial Statements


(5)    Income Taxes, Continued
       -----------------------

       The components of income tax expense (benefit) attributable to income from operations for the year ended December 31, 1995 consist of:

                           Current:
                               Federal                                                 $      (32,083)
                               State                                                            1,701
                                                                                         ------------
                                                                                              (30,382)
                           Deferred:
                               Federal                                                         39,669
                               State                                                           22,199
                                                                                         ------------
                                                                                               61,868
                                                                                         ------------
                                                                                       $       31,486
                                                                                         ============
                           Deferred tax expense (exclusive of the
                               change in valuation allowance)                                (106,816)
                           Change in valuation allowance                                      168,684
                                                                                         ============
                                                                                       $       61,868
                                                                                         ============
       Actual tax expense  differs from  "expected"  tax expense,  computed by applying the U.S. Federal statutory tax rate of 34% to income before income taxes at December 31, 1995 is as follows:




                      Computed "expected" tax expense                                  $     (156,006)
                      Increases decrease in income taxes
                           resulting from:
                               State taxes, net Federal benefits                               15,774
                               Change in valuation allowance                                  168,684
                               Other items, net                                                 3,034
                                                                                         ------------

                                                                                       $       31,486
                                                                                         ============








                                        6                            (Continued)

                                   CICERO BANK

                   Notes to Consolidated Financial Statements


(5)    Income Taxes, Continued
       -----------------------

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 are:

         Assets:
              Allowance for loan losses                                                     $      199,680
              Deferred rent                                                                         21,637
                                                                                               -----------

                        Total gross deferred tax assets                                            221,317

         Less valuation allowance                                                                 (168,684)
                                                                                               -----------

                        Net deferred tax assets                                                     52,633

         Liabilities:
              Depreciation                                                                             877
              Net unrealized gain on securities                                                      6,751
                                                                                               -----------

                        Total gross deferred tax liabilities                                         7,628
                                                                                               -----------

                        Net deferred tax assets                                             $       45,005
                                                                                               ===========


       Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income. A valuation allowance was established in 1995 due to limited taxes paid in the carryback period and historical earnings.

 (6)   Employee Savings Plan
       ---------------------

       The Bank has an employee savings 401(k) plan (the Plan), which covers employees who have met minimum service and age requirements. Under the terms of the Plan, eligible employees may defer portions of their salary, subject to IRS limitations, as contributions to the Plan. The Bank contributes a discretionary portion of participating employee salaries. The Bank's contribution to the Plan was $1,583 for the year ended December 31, 1995.









                                        7                            (Continued)

                                   CICERO BANK

                   Notes to Consolidated Financial Statements


(7)    Commitments and Contingencies
       -----------------------------

       Lease Agreement
       ---------------

       The Bank leases its premises under a noncancellable operating lease from a related party. At December 31, 1995, minimum payments under this lease are as follows: $140,475 in 1996; $135,900 in 1997; $114,600 in
           1998; $114,080 in 1999; $117,978 in 2000; and $1,048,053 in later years. In addition to required lease payments, the lease requires the Bank to pay the property taxes and insurance costs.

       The total annual lease expense was $168,305 in 1995.

       Commitments to Extend Credit
       ----------------------------

       In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the accompanying financial statements. Commitments to outside parties under standby letters of credit, unused portions of lines of credit, and commitments to fund new loans totaled $833,000 at December 31, 1995.

       Contingencies
       -------------

       The Bank is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Bank.

       Other
       -----

       At December 31,1995, the Bank had an unused line of credit with another bank. The line totals $1,000,000, has a variable interest rate based on the lending bank's prime rate, and is due on demand. The line is collateralized with U.S. Treasury securities.

       Financial Instruments with Off-Balance Sheet Risk
       -------------------------------------------------

       The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and market risk in excess of the amount recognized in the balance sheet.

       The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for commitments to extent credit and letters of credit is represented by the amounts of those commitments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank controls credit risk through credit approvals, limits and monitoring procedures. Management believes that market risk from the Bank's commitments to extend credit is minimal.





                                        8                            (Continued)

                                   CICERO BANK

                   Notes to Consolidated Financial Statements


(7)    Commitments and Contingencies, Continued
       ----------------------------------------

       Financial Instruments with Off-Balance Sheet Risk, Continued
       ------------------------------------------------------------

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include cash, securities, receivables, inventory, and equipment.

(8)    Disclosures About the Fair Value of Financial Instruments
       ---------------------------------------------------------

       SFAS No. 107, Disclosures About Fair Value of Financial Instruments, as amended by SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments, became effective for the Company in 1995. SFAS No. 107 requires disclosures about the fair value of financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Bank's balance sheet, as well as certain off-balance sheet items. Fair value is defined in SFAS Nos. 107 and 119 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

           Cash and Cash Equivalents
           -------------------------

           The carrying amounts for cash and due from banks approximate the estimated fair values of such assets.

           Securities
           ----------

           Fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

           Loans Receivable
           ----------------

           The fair values of loans are estimated based on discounted cash flow analyses using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.


                                        9                            (Continued)

                                   CICERO BANK

                   Notes to Consolidated Financial Statements


(8)    Disclosures About the Fair Value of Financial Instruments, Continued
       --------------------------------------------------------------------

           Deposit Liabilities
           -------------------

           The fair values estimated for demand deposits (e.g., interest and non-interest bearing demand deposits, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities.

       The estimated fair value of the Bank's financial instruments are as follows (in thousands):

                                                                                          1995
                                                                                          ----
                                                                              Carrying             Fair
                                                                                value              value
                                                                                -----              -----

              Financial assets:
                  Cash and due from banks                             $          2,180               2,180
                  Securities                                                     8,008               8,097
                  Loans receivable                                              15,928              16,030

              Financial liabilities:
                  Deposits                                                      21,323              20,123

(9)    Regulatory Matters
       ------------------

       The Bank is regulated by the State of New York Banking Department (NYSBD) and the Federal Deposit Insurance Corporation (FDIC) and is subject to capital adequacy requirements of the FDIC. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), established capital levels for which insured institutions will be categorized as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized.

       Under FDICIA, a "well capitalized" institution must have a risk-based capital ratio of 10%, a leverage capital ratio of 5% and a tier 1 risk-based capital ratio of 6%. The Bank is a "well capitalized" institution under the definitions.

       In April 1993, the Bank received a Memorandum of Understanding (MOU) from the FDIC and NYSBD which required the Bank, within specific time periods, to take action on thirteen provisions as specified in the MOU. At December 31, 1995, the Bank has not fully satisfied the following provisions of the MOU: development of a financial plan and revision of the lending policies. As there are still instances of noncompliance, the FDIC and NYSBD may take further supervisory actions as they deem appropriate.






                                       10                            (Continued)

                                   CICERO BANK

                   Notes to Consolidated Financial Statements

(9)    Regulatory Matters, Continued
       -----------------------------

       The Bank is subject to legal limitations on the amount of dividends it can pay. Dividends are limited to net profits for the current periods and retained net profits for the two preceding years as defined by New York State Banking Law.

(10)   Subsequent Events
       -----------------

       In January 1996, the Bank entered into an agreement to purchase the building in which their main office is located from a related party. By purchasing the building, the Bank will terminate a long-term lease that was to expire in the year 2009. The purchase price is $725,000, and the building has been recently appraised at approximately $480,000. The agreement is subject to regulatory approval and the approval of the Bank's stockholders.

       On February 6, 1996, the Bank entered into a Purchase and Assumption
           Agreement with Center Banks Incorporated and its wholly-owned subsidiary, Skaneateles Savings Bank, a New York State chartered savings bank (collectively Center Banks), pursuant to which Center Banks will acquire substantially all of the Bank's assets and assume substantially all of the Bank's deposit liabilities. The transaction, which is subject to regulatory approval and the approval of the Bank's stockholders, is expected to close in mid-1996.

Center Banks Incorporated and Cicero Bank                             Appendix B
Unaudited Pro Forma Condensed Balance Sheet
December 31, 1995
(In Thousands)

                                                                                                    Pro Forma
                                                                               Pro Forma           Center Banks
                                                                              Purchase and        and CiceroBank
                                                 Center         Cicero         Assumption         After Purchase
                                                 Banks           Bank         Adjustments         and Assumption
                                              -------------  -------------   ---------------     -----------------
ASSETS
Cash and cash equivalents                      $     9,289          2,180           (1,980) (a)             9,489
Investment Securities                               21,457          8,008           (3,421) (b)            26,044
Loans                                              171,634         15,928                 0               187,562
Allowance for loan losses                          (2,667)          (567)                 0               (3,234)
 ...........................................................  .............   ...............     .................
           Loans receivable, net                   168,967         15,361                 0               184,328
Other assets                                        10,934            587               725 (c)            12,246
 ...........................................................  .............   ...............     .................
                                               $   210,647         26,136            (4,676)              232,107
- -----------------------------------------------------------  -------------   ---------------     -----------------


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                           179,119         21,323                 0               200,442
Borrowings                                          14,386              0                 0                14,386
Other liabilities                                    2,203            137                 0                 2,340
 ...........................................................  .............   ...............     .................
            Total liabilities                      195,708         21,460                 0               217,168
- -----------------------------------------------------------  -------------   ---------------     -----------------

Stockholders' equity                                14,939          4,676           (4,676) (d)            14,939
- -----------------------------------------------------------  -------------   ---------------     -----------------
                                                   210,647         26,136           (4,676)               232,107
- -----------------------------------------------------------  -------------   ---------------     -----------------

See notes to Unaudited Pro Forma Condensed Financial Statements

Center Banks Incorporated and Cicero Bank                             Appendix B
Unaudited Pro Forma Condensed Statement of Income
Year ended December 31, 1995
(In Thousands)

                                                                                                      Pro Forma
                                                                                Pro Forma           Center Banks
                                                                              Purchase and         and Cicero Bank
                                                  Center         Cicero        Assumption          After Purchase
                                                  Banks           Bank         Adjustments         and Assumption
                                               -------------  -------------  ----------------     ------------------
Interest income                                  $   15,871          2,108             (170) (e)             17,809
Interest expense                                      8,608            873                 0                  9,481
- ------------------------------------------------------------  -------------  ----------------     ------------------
            Net interest income                       7,263          1,235             (170)                  8,328
Provision for loan losses                               235            428                0                     663
- ------------------------------------------------------------  -------------  ----------------     ------------------

            Net interest income after provision
               for loan losses                        7,028            807             (170)                  7,665
Other operating income                                  587            169                 0                    756
Other operating expenses                              6,211          1,435             (281) (f)              7,365
- ------------------------------------------------------------  -------------  ----------------     ------------------
            Income (loss) before income taxes         1,404          (459)               111                  1,056
Income taxes                                            352             31             (119)  (g)               264
 ............................................................  .............  ................     ..................
            Net income                          $     1,052          (490)               230                $   792
- ------------------------------------------------------------  -------------  ----------------     ------------------

            Net income per common share         $      1.13         (2.20)                                  $  0.85

Weighted average shares outstanding                 927,633        225,000                                  927,633



See notes to Unaudited Pro Forma Condensed Financial Statements

                                                                      Appendix B

           Notes to Unaudited Pro Forma Condensed Financial Statements
                                December 31, 1995
                                 (In Thousands)

Note: The book value of assets purchased and liabilities assumed approximate their fair value as of December 31, 1995.

(a) Represents the use of cash by Cicero to purchase its banking office ($725) and use of cash ($1,255) to pay portion of liquidating dividend to Cicero stockholders.
(b) Represents the liquidation of a portion of Cicero's investment portfolio to pay remainder of liquidating dividend to Cicero stockholders.
(c) Represents Cicero's purchase of its banking office (See Note a). The fair value of the building, based upon current appraisals, is approximately $480. Skaneateles will be paying $725 for the building. In accordance with purchase accounting rules, the excess of the purchase price over fair value ($245), plus the costs of acquisition, will be capitalized as goodwill and amortized straight line over 7 years.
(d)  Represents payment of liquidating dividend to Cicero stockholders.  $225 of this amount will be held in
     escrow for a period of 1 year after closing.
(e) Represents a reduction of Cicero's interest income resulting from the sale of investments to pay liquidating dividend to Cicero stockholders (See Note b). The reduction is calculated using the average yield on Cicero's investment portfolio as of January 1, 1995.
(f) Represents the reduction of identified expenses resulting from operation as a branch office of Skaneateles Savings Bank instead of as an independent bank. These estimated reductions are set forth below:

                                                    1995 Historical Amount            Pro Forma Reduction (Increase)
                                                    ----------------------            ------------------------------
Occupancy & equipment                                                  316                                       129
Professional services                                                  224                                        91
Regulatory assessments                                                  31                                        31
Amortization of purchase premium and
acquisition costs(1)                                                     0                                       (56)
Other                                                                  275                                        86

(1) Straight line amortization over 7 years.

(g) Represents adjustments to income tax expense using Center Banks effective 1995 tax rate of 25%.